Chembio Reports 2008 Results

Conference Call Scheduled for Thursday, March 19
at 12:30 p.m. Eastern Time

MEDFORD, N.Y (March 19, 2009) – Chembio Diagnostics, Inc. (OTC/BB: CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, today reported revenues of $11.05 million and $2.45 million for the year and quarter ended December 31, 2008, respectively.  This compares to revenues of $9.23 million and $2.38 million for the year and quarter ended December 31, 2007 respectively.  The Company recorded a net loss attributable to common stockholders of $1.95 million, or $0.03 per share, for the year and $.550 million, or $0.01 per share, for the quarter ended December 31, 2008, respectively. These results compare to a net loss attributable to common stockholders of $8.27 million, or $0.57 per share, and $5.20 million, or $0.26 per share, for the year and quarter ended December 31, 2007.  The Company recorded a net loss (before dividends and other charges related to convertible preferred stock) of $1.95 million and $.550 million for the year and quarter ended December 31, 2008, respectively, versus a net loss of 2.63 million and $.624 million for the year and quarter ended December 31, 2007, respectively.  The preferred stock was converted into common stock in December 2007.  The operating loss for the year of 2008 decreased 28% to $2.07 million from an operating loss of $2.88 million in 2007.

The revenues in 2008 are the highest in the Company’s history, and the net loss and operating loss are the lowest since Chembio Diagnostic Systems, Inc. has been the Company’s wholly-owned subsidiary.  The net loss in 2008 includes a $500,000 charge, all expensed in the fourth quarter of 2008, relating to a license agreement for HIV-2 entered  into by our US marketing partner of which we were notified in the fourth quarter of 2008.

Commenting on the results, Chembio’s President, Lawrence A. Siebert stated, “We are very pleased with the steady progress we made during 2008 increasing our sales and gross margin while controlling our costs.  Despite a challenging environment we are optimistic about our prospects for this year and believe our current resources will be sufficient to finance our working capital requirements if we continue with the progress we have made over the last year toward profitable results.  Without the royalty settlement of approximately $500,000 in the fourth quarter, we would have been very close to break-even in the fourth quarter, which was with sales at a $10MM annualized rate.  We believe that we can improve on these results in 2009, as our sales in the global rapid HIV test market grow and our new products based on our DPP® technology are brought to market.

In addition to the DPP® products we are developing on an OEM basis as well as under contract research development grants in collaboration with others, we are also focusing our R&D activities on our DPP® HIV 1/2 screening test for use with oral fluids and our unique DPP® Syphilis Screen and Confirm test.

Highlights

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Revenues grew in 2008 on the strength of the Company’s continued collaboration in Brazil with Oswaldo Cruz Foundation, and due to increased sales to countries in Africa. US market sales of our rapid HIV tests through our exclusive US marketing partner, Inverness Medical, were $2.18 million during 2008 compared to $2.45 million during 2007.  This decrease was primarily because purchases made by Inverness at the time of the US market launch in 2007 exceeded initial demand in 2007, causing greater inventory levels than necessary coming into 2008.  Despite the annual decrease, Inverness made significant market gains with our products during 2008 as compared with 2007. We believe these gains will continue in 2009.

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Gross Margins improved as a result of improved manufacturing efficiencies and increased average selling prices.  This gross margin improvement occurred despite a fourth quarter 2008 royalty charge of approximately $500,000, mostly related to prior quarters. The comparison of gross margin assumes consistent classification of Royalty Expenses and Fees in 2007 and 2008. As described in our Form 10-K, our reclassification of Royalty Expenses and License Fees from SG&A to Cost of Goods Sold in 2008 has the effect of decreasing SG&A and increasing Cost of Goods Sold.  The Selected Financial Data set forth below at the end of this press release and also in our Form 10-K presents our historical financial results assuming the classification of these expenses in all periods is in Cost of Goods Sold.

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Research & Development expenses increased in 2008 in order to support ongoing development programs for DPP® products under OEM agreements.  During 2008 we also had the cost of completing the lowering of the age limit of our FDA-approved rapid HIV tests, as well as the cost of establishing a technical department within R&D that can alternatively support operations, transfer new products to operations, research process improvements, or support traditional R&D activities.  Based upon development contracts and grants that we have and expect in 2009, we anticipate that our R&D expense in 2009, net of such income, will decrease as compared to 2008.

•
SG&A cost reductions were achieved through termination of several employee positions during the year in order to accelerate progress toward profitability.  While we realized some of these cost savings for a portion of 2008, we will have the full year benefit in 2009, in addition to the benefit of additional cost reductions (compensation and otherwise) that have been made during the first quarter of 2009.

The Year Ended December 31, 2008

Total revenues for the year 2008 were $11.05 million, a 19.7% increase compared with 2007 total revenues of $9.23 million. Year 2008 revenue growth came from $1.59 million of increased product revenues and $.23 million of increased research and grant revenues.  The increased product revenues for the year of 2008 included an increase in rapid HIV test and related revenue of $1.26 million to $9.19 million, or an increase of 16%, from $7.93 million in the same period of 2007.  In addition, revenues from veterinary tuberculosis tests increased by $.17 million in 2008 as compared with 2007.

Gross profit margin for 2008 was $3.85 million, an increase of 38% from $2.80 million in 2007.  As a percentage of total revenues, gross profit margin in 2008 was 34.9%, as compared to 30.3% in 2007.  The increase in gross profit margin as well as gross profit margin as a percentage of sales for the year of 2008 primarily reflects an increase in total revenues, an improved revenue mix, and volume-related manufacturing efficiencies.

SG&A expense for the year of 2008 was $3.32 million, as compared to $3.77 million for 2007.  Increases in commission, based on increased product sales in Brazil, were partially offset by reductions in wages and related expenses, consulting, marketing materials, investor relations, legal and accounting, and travel and entertainment costs as well as other expenses.  R&D expenses, which include clinical and regulatory affairs, increased $.70 million to $2.61 million for the year of 2008 as compared with $1.91 million for 2007.  The primary reason for the increases was additional R&D personnel related to work on the Company’s DPP® technology.  R&D expenses are funded in part by grant and development income, which increased $.23 million, or 49%, to $.69 million for the year of 2008 as compared to $.47 million in 2007.

The operating loss for the year of 2008 decreased 28% to $2.07 million from an operating loss of $2.88 million in the previous year.  The reduced operating loss reflects increased revenues, improved gross profits, and lower SG&A expenses which more than offset increased research and development expenses associated with new product development.

The net loss attributable to common stockholders decreased 76% to $1.95 million, or $0.03 per share, for the year of 2008 compared to a net loss attributable to common stockholders of $8.27 million, or $0.57 per share, for 2007. The net loss attributable to common stockholders for the year of 2007 includes $4.2 million of non-recurring deemed dividends and $1.3 million in non-cash dividends to preferred stockholders. As previously reported, all of the Company’s convertible preferred stock was converted into common stock in December 2007, which resulted in no preferred stock dividends in 2008.

Fourth Quarter 2008 Financial Results

Total revenues for the fourth quarter of 2008 were $2.45 million, a 3% increase, compared with fourth quarter 2007 revenues of $2.38 million.  This revenue growth is attributable to $83,000 of increased product revenues, partially offset by $9,000 of decreased research and grant revenues.  The increase in product revenues for the fourth quarter of 2008 was primarily due to sales other than our rapid HIV test and related revenues which decreased $38,000 to $1.96 million, or 1.9%, from $2.00 million in the same period of 2007.

Gross profit margin in the fourth quarter 2008 was $.62 million, a decrease of 19.5%, from $.76 million in the same period of 2007.  As a percentage of total revenues, gross profit margin in the fourth quarter of 2008 was 25.1%, as compared to 32.2% in the same period of 2007.  The decrease in the gross profit as well as gross profit margin as a percentage of sales for the fourth quarter of 2008 primarily reflects the adjustment of royalties in the fourth quarter which related to prior quarters (see Highlights above for further clarification).

SG&A expense for the three months ended December 31, 2008 was $.62 million, as compared to $.88 million in the same period of 2007.  Decreases in wages and related expenses, consulting, investor relations, legal and accounting, and travel and entertainment costs as well as other expenses were partially offset by increases in commission based on increased product sales in Brazil.

R&D expenses include costs relating to clinical and regulatory affairs, which resulted in an increase of $.13 million to $.65 million for the fourth quarter of 2008 as compared with $.52 million for the same period in 2007.  The primary reason for the increases was additional R&D personnel related to work on the Company’s DPP® technology.

The operating loss for the fourth quarter of 2008 increased 3% to $.66 million from an operating loss of $.64 million in the year-ago period.  The increased operating loss reflects the adjustments made to the cost of goods sold for royalties (see Fourth Quarter and Recent Highlights below), and increased research and development expenses associated with new product development, which were partially offset by lower SG&A expenses.  DPP® is a promising new product platform, and Chembio continues to invest in this technology, which has now advanced to the stage of two products being incorporated into the Company’s manufacturing operation.

The net loss attributable to common stockholders decreased 89% to $.55 million, or less than $.01 per share, for the fourth quarter of 2008 compared to a net loss attributable to common stockholders of $5.20 million, or $0.26 per share, for the fourth quarter of 2007. The net loss attributable to common stockholders for the fourth quarter of 2007 included $4.2 million of non-recurring deemed dividends and $.25 million in non-cash dividends to preferred stockholders. As previously reported, all of the Company’s convertible preferred stock was converted into common stock in December 2007, which resulted in no preferred stock dividends in the fourth quarter of 2008.

Conference Call

Chembio has scheduled a conference call and webcast for 12:30 p.m. Eastern time on Thursday, March 19, 2009.  Participants may access the call by dialing (877) 407-0782 in the U.S. or (201) 689-8567 outside the U.S.  Following the completion of the call, a telephone replay will be accessible until June 19, 2009 at 11:59 p.m. Eastern Time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. and entering reservation account number 286 and conference ID 317475. The conference call may also be accessed via the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=142718.  An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

 About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $5 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 85 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Company Contact:
Susan Norcott
Chembio Diagnostics, Inc.
631-924-1135 x125
Snorcott@chembio.com
(Tables to follow)

Chembio Diagnostics, Inc.
Summary of Results of Operations

	For the three months ended		For the years ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net sales	$2,244,753	$2,160,902	$10,355,768	$8,764,877

Research grant income	206,141	215,416	693,803	466,071

Total Revenues	$2,450,894	$2,376,318	$11,049,571	$9,230,948

Gross Profit	$615,290	$763,896	$3,851,721	$2,795,710

Research and development expenses	$652,906	$521,580	$2,605,343	$1,906,653

Selling, general and administrative expenses	$620,695	$880,036	$3,317,046	$3,765,221

Operating Loss	$(658,311)	$(637,720)	$(2,070,668)	$(2,876,164)

Net Loss	$(550,404)	$(623,716)	$(1,948,770)	$(2,626,892)

Preferred Dividends, Deemed Dividends and Beneficial Conversion Feature	-	$4,571,473	-	$5,645,310

Net Loss Attributable to Common Stockholders	$(550,404)	$(5,195,189)	$(1,948,770)	$(8,272,202)

Loss per share	$(0.01)	$(0.26)	$(0.03)	$(0.57)

Chembio Diagnostics, Inc.
Summary of Balance Sheet

	December 31, 2008	December 31, 2007
CURRENT ASSETS:
Cash	$1,212,222	$2,827,369
Accounts receivable, net of allowances	809,303	946,340
Inventories	1,819,037	1,453,850
Other current assets	225,153	243,748
TOTAL CURRENT ASSETS	4,065,715	5,471,307

NET FIXED ASSETS	881,406	829,332

OTHER ASSETS	967,820	284,358

	$5,914,941	$6,584,997

TOTAL CURRENT LIABILITIES	$2,401,801	$2,242,583

TOTAL OTHER LIABILITIES	935,808	79,588

TOTAL LIABILITIES	3,337,609	2,322,171

TOTAL STOCKHOLDERS’ EQUITY	2,577,332	4,262,826

	$5,914,941	$6,584,997

Chembio Diagnostics, Inc.
Summary of Cash Flow

	For the years ended
	December 31, 2008	December 31, 2007

Net cash used in operating activities	$(1,194,227)	$(1,345,796)
Net cash used in investing activities	(397,462)	(410,425)
Net cash used in financing activities	(23,458)	293,204
NET (DECREASE) IN CASH AND CASH EQUIVALENTS	$(1,615,147)	$(1,463,017)

CHEMBIO DIAGNOSTICS, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

Statement of Operations Data:
	December 31, 2008		December 31, 2007		December 31, 2006		December 31, 2005		December 31, 2004
TOTAL REVENUES	$11,049,571		$9,230,948		$6,502,480		$3,940,730		$3,305,932

GROSS PROFIT	3,851,721	35%	2,795,710	30%	1,608,272	25%	944,648	24%	623,242	19%

OVERHEAD COSTS:
Research and development expenses	2,605,343	24%	1,906,653	21%	1,401,472	22%	1,364,898	35%	1,508,849	46%
Selling, general and administrative expenses	3,317,046	30%	3,765,221	41%	4,786,993	74%	2,877,737	73%	2,217,755	67%
	5,922,389		5,671,874		6,188,465		4,242,635		3,726,604
LOSS FROM OPERATIONS	(2,070,668)		(2,876,164)		(4,580,193)		(3,297,987)		(3,103,362)

OTHER INCOME (EXPENSES):	121,898		249,272		(414,827)		45,987		4,471

NET LOSS	(1,948,770)	-18%	(2,626,892)	-28%	(4,995,020)	-77%	(3,252,000)	-83%	(3,098,891)	-94%

Dividends accreted/payable in stock to preferred stockholders and a beneficial conversion feature	-		5,645,310		3,210,046		3,517,022		1,943,073
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,948,770)	-18%	$(8,272,202)	-90%	$(8,205,066)	-126%	$(6,769,022)	-172%	$(5,041,964)	-153%

Basic and diluted loss per share	$(0.03)		$(0.57)		$(0.80)		$(0.88)		$(0.85)

Weighted average number of shares outstanding, basic and diluted	61,266,954		14,608,478		10,293,168		7,705,782		5,966,769

Balance Sheet Data:
Working capital	$1,663,914		$3,228,724		$5,113,233		$4,707,957		$(504,825)
Total assets	5,914,941		6,584,997		7,906,577		7,074,644		1,373,760
Total liabilities	3,337,609		2,322,171		2,297,193		1,963,703		1,950,413
Shareholders' equity (deficit)	2,577,332		4,262,826		(939,807)		1,052,703		(523,964)

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